Exhibit 99.1

Press Contacts:
Brad Russell	Suzanne Dawson
NetSpend	Linden Alschuler & Kaplan
(512) 539-5932 (office)	(212) 329-1420 (office)
(512) 743-4507 (cell)	(908) 242-7162 (cell)
brussell@netspend.com	Sdawson@lakpr.com

STEPHEN A. VOGEL APPOINTED TO NETSPEND HOLDINGS, INC.

BOARD OF DIRECTORS

Austin, TX —February 18, 2011— NetSpend Holdings, Inc.  (NASDAQ: NTSP), a company whose mission is to empower the estimated 60 million underbanked consumers in the United States with the convenience, security and freedom to be self-banked, today announced that Stephen A. Vogel has been appointed to serve as a member of the company’s Board of Directors, effective immediately.  Mr. Vogel is currently chief executive officer of Grameen America, a not-for-profit company focused on providing micro-loans that financially empower lower-income entrepreneurs.   Mr. Vogel’s responsibilities on the NetSpend Board will include participation on the Audit committee and he will chair the Nominating & Governance committee.  Mr. Vogel was appointed by the Board to fill a newly created Class I Director vacancy, bringing the total number of directors on the NetSpend Board to eight.

Mr. Vogel brings more than three decades of experience as an executive and operational manager to his NetSpend Board position.  Prior to joining Grameen America, he served as CEO and in other leadership roles at Synergy Gas where he helped grow the company into a national operation with 330 locations, 2,700 employees and more than 250,000 customers in 41 states.

“Stephen is a very experienced and accomplished entrepreneur who has fully embraced the mission of serving the underbanked in this country,” said Dan Henry, chief executive officer, NetSpend. “I am thrilled to have him on our team.”

Said Mr. Vogel regarding his appointment: “I look forward to working with the outstanding management team and other Board members to help guide and advise NetSpend to continue its success.”

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About NetSpend

NetSpend is a leading provider of general-purpose reloadable (GPR) prepaid debit cards and related financial services to the estimated 60 million underbanked consumers in the United States who do not have a traditional bank account or who rely on alternative financial services. The company’s mission is to develop products and services that empower unbanked consumers with the convenience, security and freedom to be self-banked.  Headquartered in Austin, TX, NetSpend is traded on the NASDAQ stock exchange under the symbol NTSP.

Please visit http://www.netspend.com for more information.

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